Exhibit 3.1.2

CONSULTING AGREEMENT

This Consulting Services Agreement (the “Agreement”), dated April 1, 2014, is made by and between VITELLO CAPITAL LTD   (“Consultant” or “VITELLO”),  located  at  82 Cherokee Road P.O. Box 908 Providenciales Turks and Caicos Islands; and  Silverton Adventures, Inc. (“Company”), a Nevada corporation located, at 6643 Schuster Street, Las Vegas, NV 89118.

WHEREAS, Consultant has extensive background in financial services and relations management;

WHEREAS,  Consultant  desires  to  be  engaged  by  Company  to  provide  relations management services to Company subject to the conditions set forth herein; and

WHEREAS, Company desires to engage and pay consideration to Consultant to provide the services in its area of knowledge and expertise on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, for consideration to be received Consultant agrees to provide those services to the Company, and the Parties agree as follows:

1.

Services of Consultant.

During the Term (as defined below) of this Agreement, Consultant agrees to perform for Company the following services, based on the terms of this Agreement and to the extent the Parties agree from time to time (the “Services”):

(a)

Review Company press releases and help relay growth strategy to the financial community;

(b)

Implement a social media strategy and its implementation which shall include, but not be limited to, moderating, posting of Company information, and providing support in answering any negative comments within the Company’s IHUB investor page;

(c)

Generate and present Consultant based communications and strategies;

(d)

Investor relations advice;

(e)

 Provide investor relations services on behalf of Company specifically regarding answering phone calls emails of investors or prospective investors of the company.

(f)

 Evaluate  progress  of  the  communications  campaign  and  provide  an  updated investor relations plan at 60 day  intervals.

2.

Consideration.

(a)

In consideration for the Services rendered to the Company hereunder during the Term

(defined below) by Consultant and Consultant’s covenants hereunder, the Company shall   irrevocably, pay Consultant compensation including:

(i)

An initial payment of ONE MILLION FIVE HUNDRED THOUSAND (1,500,000) shares of the Company’s common stock, par $0.00001, due upon mutual execution of this Agreement (the “Setup Fee”).  The Setup Fee shares shall be issued pursuant to Rule 144 and shall bear an appropriate restrictive legend;

(ii) Monthly consulting fees of $5,000 per month plus reimbursement of press release and other pre-approved fees, which shall commence from the date above of this agreement, (“Consulting Fees”) on be paid on or before the 15th of each respective month. The Consulting Fees shall be payable either in cash or, at the sole option of the Company in any given month, common stock of the Company at a per share price of $0.01 (one cent).  Any shares issued hereunder shall be issued pursuant to Rule 144 and shall bear an appropriate restrictive legend.  The  Company agrees to provide any and all required assistance and documentation in  removing restrictive legends, where allowable under state and federal law, on any certificate(s)  that was/were and shall be issued, which certificates shall be wholly paid for  and non-assessable in exchange for the Services provided herein;

(iii) Consultant shall be entitled to “piggy-back” registration rights on any and all Company initiated Registration Statement(s) pursuant to the Securities Act of 1933, as amended, on Form(s) S-1 and/or S-3 (the “Applicable registration Statements”).  Should the Company be required to file an Applicable Registration Statement at the demand of another shareholder, investor or service provider, the Consultant may be allowed to “piggy back” on said Registration Statement provided the other shareholder, investor or service provider agrees to allow it without interfering with any other existing or contemplated agreements involving the Company.  The Company shall bear registration expenses   (exclusive of underwriting discounts and commissions) of all such demands, piggy-backs, and S-1 or S-3 registrations.

3.

Non-Competition, Non-Solicitation.

(a)

Non-Competition.

Consultant agrees that it shall not, during the Term and for two years subsequent thereto directly or indirectly, engage or be interested in any business(es) that is competitive with the business being conducted by the Company through the consulting Term, without the express direction or written approval of the Company.

(b)

 Non-Solicitation.

Consultant agrees that it will not, without the prior written consent of the Company, for a period of one (1) years after the termination of employment, directly or indirectly disturb, entice, or in any other manner persuade, any employee or consultant of the Company to discontinue that person’s or firm’s relationship with the Company if the employee(s) and/or consultant(s) were employed by the Company at any time during the twelve (12) month period prior to the termination date. Consultant further agrees that it will not, for a period of two (2) years following the termination of employment, contact or solicit orders, sales or business from any customer of the Company’s so as to induce or attempt to induce such customer to cease doing business with the Company.

4.

Consultant.

The Consultant agrees to indemnify, defend, and shall hold harmless Company, and agents, and defend any action brought against same with respect to any claim, demand, cause of action, debt or liability, including reasonable attorneys' fees, to the extent that such an action arises out of the gross negligence or willful misconduct of Consultant.

5.

Notice.

In claiming any indemnification hereunder, the indemnified party shall promptly provide the indemnifying party with written notice of any claim, which the indemnified party believes falls within the scope of the foregoing paragraphs. The indemnified party may, at its expense, assist in the defense if it so chooses, provided that the indemnifying party shall control such defense, and all negotiations relative to the settlement of any such claim. Any settlement intended to bind the indemnified party shall not be final without the indemnified party's written consent, which shall not be unreasonably withheld.

6.

Termination and Renewal.

(a)

Term.

This Agreement shall become effective on the date first written above and terminate one year (365) days thereafter, unless terminated sooner in accordance with Section 6(b), below (the “Term”).

(b)

Termination.

Either party may terminate this Agreement for convenience with thirty (30) calendar days written  notice,  or  if  prior  to  such  action,  the  other  party  materially  breaches  any  of  its representations, warranties or  obligations under this Agreement. Except as may be otherwise provided in this Agreement, such breach by either party will result in the other party being responsible to reimburse the non-defaulting party for all costs incurred directly as a result of the breach of this Agreement, and shall be subject to such damages as may be  allowed by law including all attorneys' fees and costs of enforcing this Agreement.

7.

Remedies

Should Consultant at anytime materially breach any of the terms outlined in this Agreement, Company shall have the right to seek remedies, including but not limited to:( i) a temporary restraining order and permanent injunction; (ii) liquidated damages.

8.

Miscellaneous.

a)

      Independent Contractor.

Consultant shall render all Services hereunder as an independent contractor and shall not hold himself out as an agent of Company. Nothing herein shall be construed to create or confer upon Consultant the right to make contracts or commitments for or on behalf of Company.

b)

Right to Hire Sub-Consultants

The Parties agree that Consultant shall be authorized to hire a sub-consultant, the sub-consultant will be paid for by Vitello.

c)

Entire Agreement.

This Agreement contains the entire agreement between the parties with respect to the subject matter hereof.  There are no promises, agreements, conditions, undertakings, understandings, warranties, covenants or representations, oral or written, express or implied, between them with respect to this Agreement or the matters described in this Agreement, except as set forth in this Agreement.  Any such negotiations, promises, or understandings shall not be used to interpret or constitute this Agreement.

d)

Notices.

Any notice which is required or desired under this Agreement shall be given in writing and may be sent by personal delivery or by mail (either (i) United States mail, postage prepaid, or (ii) Federal Express or similar generally recognized overnight carrier), addressed as follows (subject to the right to designate a different address by notice similarly given):

If to Company:

SILVERTON ADVENTURES, INC.

6643 Schuster Street,

Las Vegas, NV 89118.

If to Consultant:

VITELLO CAPITAL LTD

82 Cherokee Road

P.O. Box 908 Providenciales

Turks and Caicos Islands

e)      Governing Law and Arbitration.

Governing Law. This Agreement shall be governed by the interpreted in accordance with the laws of the Florida without reference to its conflicts of laws rules or principles, and regardless of the place or places of its physical execution and performance.  Both Parties agree hereto that proper venue for any actions hereunder shall be Broward County, Florida.  The prevailing party in any such proceeding shall also be entitled to reasonable attorneys’ fees and costs in connection all appeals of any judgment

f)      Consents.

The person signing this Agreement on behalf of each party hereby represents and warrants that he has the necessary power, consent and authority to execute and deliver this Agreement on behalf of such party.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and have agreed to and accepted the terms herein on the date written above.

COMPANY:

Silverton Adventures, Inc.

____/s/ Ron Miller______________

By: Ron Miller, President

CONSULTANT:

VITELLO CAPITAL LTD

     /s/ Alexandra G. Diaz

 By:  Alejandra G. Diaz, Director